Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2022 FIRST QUARTER RESULTS

Sequential Improvement in Sales Trends with Q1 Fiscal 2022 Revenues of $520 Million
•Increased 100% Compared to Q1 Fiscal 2021
•Decreased 3% Compared to Q1 Fiscal 2020
•Increased 90% in Constant Currency Compared to Q1 Fiscal 2021
•Decreased 5% in Constant Currency Compared to Q1 Fiscal 2020

Operating Margin Substantially Exceeding Pre-Pandemic Levels: Q1 Fiscal 2022 Operating Margin of 5.1% and Adjusted Operating Margin of 5.0%
•Compared to Q1 Fiscal 2021 Operating Margin of Negative 62.4% and Adjusted Operating Margin of Negative 41.7%
•Compared to Q1 Fiscal 2020 Operating Margin of Negative 4.6% and Adjusted Operating Margin of Negative 4.2%

Q1 Fiscal 2022 Earnings per Share (“EPS”) Positive Compared to Losses in Past Two Fiscal Years; Q1 Fiscal 2022 GAAP EPS of $0.18 and Adjusted EPS of $0.21
•Compared to Q1 Fiscal 2021 GAAP Loss per Share of $2.40 and Adjusted Loss per Share of $1.81
•Compared to Q1 Fiscal 2020 GAAP Loss per Share of $0.27 and Adjusted Loss per Share of $0.25

LOS ANGELES, May 27, 2021 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 1, 2021.

Carlos Alberini, Chief Executive Officer, commented, “We are extremely pleased with our first quarter performance, which significantly exceeded our expectations for revenues and profitability across all channels. We couldn’t be more proud of our teams around the world for their strong leadership, great teamwork and enormous effort during the last 15 challenging months. We delivered a 5.1% operating margin for the quarter, which, compared to the first quarter of fiscal 2020, represented an expansion of over 900 basis points. During the quarter, our revenues contracted 3%, our gross margin expanded by nearly 700 basis points and our SG&A rate improved by over 200 basis points. This resulted in earnings per share of $0.18, versus a loss per share of $0.27 in fiscal 2020.”

Paul Marciano, Co-Founder and Chief Creative Officer, added, “We firmly believe that this strong performance is a direct result of the transformational work we have done at the Company. This transformation touched every area of our business, including initiatives to elevate our brand and our product, the acceleration of our e-commerce business, the optimization of our global footprint and brand portfolio, the reorganization of our team globally and the execution of significant cost reductions throughout our operation.”

Mr. Alberini concluded, “We remain focused on executing our strategic business plan and now believe that in the current year we will deliver approximately 300 basis points of operating margin expansion versus fiscal 2020 and reach an operating margin of about 8.6%. Furthermore, we are well on track to achieve our long-term 10% operating margin target but now a year earlier than we anticipated. We believe that we are at an inflection point for our Company. We have a powerful global brand with great momentum, and I am so thankful that Paul and I have a strong team that is highly committed and excited to take the Company to the next level of growth, profitability and value creation.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net (gains) losses on lease modifications, (iii) certain professional service, legal fees and related net credits, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related income tax effects of the foregoing items as well as the impact from changes in the income tax law on deferred taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions and (vii) certain discrete income tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

First Quarter Fiscal 2022 Results

For the first quarter of fiscal 2022, the Company recorded GAAP net earnings of $12.0 million, a 107.6% increase from a GAAP net loss of $157.7 million for the first quarter of fiscal 2021. GAAP diluted EPS increased 107.5% to $0.18 for the first quarter of fiscal 2022, compared to a GAAP diluted loss per share of $2.40 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks and currency of $0.01 and $0.09, respectively, on GAAP diluted EPS in the first quarter of fiscal 2022.

For the first quarter of fiscal 2022, the Company’s adjusted net earnings were $13.9 million, a 111.7% increase from the Company’s adjusted net loss $118.9 million for the first quarter of fiscal 2021. Adjusted diluted EPS increased 111.6% to $0.21, compared to the adjusted diluted loss per share of $1.81 for the same prior-year quarter. The Company estimates its share buybacks and currency had a positive impact of $0.01 and $0.09, respectively, on adjusted diluted EPS in the first quarter of fiscal 2022.

Net Revenue. Total net revenue for the first quarter of fiscal 2022 increased 99.8% to $520.0 million, from $260.3 million in the same prior-year quarter. In constant currency, net revenue increased by 90.3%.
•Americas Retail revenues increased 108.5% in U.S. dollars and 105.9% in constant currency. Retail comp sales including e-commerce increased 6% in U.S. dollars and 5% in constant currency.
•Americas Wholesale revenues increased 75.6% in U.S. dollars and 71.0% in constant currency.
•Europe revenues increased 127.1% in U.S. dollars and 110.0% in constant currency. Retail comp sales including e-commerce increased 44% in U.S. dollars and 32% in constant currency.
•Asia revenues increased 37.8% in U.S. dollars and 29.3% in constant currency. Retail comp sales including e-commerce increased 32% in U.S. dollars and 23% in constant currency.
•Licensing revenues increased 66.4% in U.S. dollars.
Earnings (Loss) from Operations. GAAP earnings from operations for the first quarter of fiscal 2022 increased 116.4% to $26.6 million (including $2.1 million net gains on lease modifications, $0.4 million in non-cash impairment charges taken on certain long-lived store related assets and a $0.7 million unfavorable currency translation impact), from a GAAP loss from operations of $162.5 million in the same prior-year quarter. GAAP operating margin in the first quarter increased 67.5% to 5.1%, from negative 62.4% in the same prior-year quarter, driven primarily by overall leveraging of expenses. The negative impact of currency on operating margin for the quarter was approximately 40 basis points.

For the first quarter of fiscal 2022, adjusted earnings from operations increased 123.9% to $26.0 million, from an adjusted operating loss of $108.6 million in the same prior-year quarter. Adjusted operating margin increased 46.7% to 5.0%, from negative 41.7% in the same prior-year quarter, driven primarily by overall leveraging of expenses.

•Operating margin for the Company’s Americas Retail segment increased 62.2% to 13.0% in the first quarter of fiscal 2022, compared to negative 49.2% in the same prior-year quarter, driven primarily by leveraging of expenses as well as lower markdowns.
•Operating margin for the Company’s Americas Wholesale segment increased 19.1% to 25.4% in the first quarter of fiscal 2022, compared to 6.3% in the same prior-year quarter, due mainly to lower markdowns and leveraging of expenses.
•Operating margin for the Company’s Europe segment increased 43.4% to 1.7% in the first quarter of fiscal 2022, from negative 41.7% in the same prior-year quarter, driven primarily by overall leveraging of expenses.
•Operating margin for the Company’s Asia segment increased 53.2% to negative 3.2% in the first quarter of fiscal 2022, compared to negative 56.4% in the same prior-year quarter, as the prior year’s quarter included significant inventory reserves and the current quarter benefited from leveraging of expenses.
•Operating margin for the Company’s Licensing segment increased 12.3% to 90.3% in the first quarter of fiscal 2022, compared to 78.0% in the same prior-year quarter, mainly due to leveraging of expenses.
Other expense, net, was $2.7 million for the first quarter of fiscal 2022, compared to $19.6 million in the same prior-year quarter. The change was driven primarily by market volatility which resulted in lower net unrealized losses on the translation of foreign currency balances compared to higher net unrealized losses in the quarter ended May 2, 2020.
Outlook

Given the current circumstances regarding the coronavirus (or “COVID-19”) crisis and its uncertain impact on our operations, we are not providing detailed guidance for the second quarter or the full fiscal year ending January 29, 2022. We expect revenues in the second quarter of fiscal 2022 to be down mid-single digits versus the second quarter of fiscal 2020 as pandemic-related shutdowns and traffic declines are partially offset by continued momentum in our global e-commerce business. For the full fiscal year 2022, assuming no COVID-related shutdowns past the second quarter, we expect revenues to be down mid-single digits versus fiscal 2020 and operating margin to reach approximately 8.6%. The expectations for the full year also assume a return to a normal cadence of product development and shipments for our European wholesale business. These comparisons are versus the pre-pandemic periods from two fiscal years prior in order to provide a more normalized comparison.

COVID-19 First Quarter Business Update

The COVID-19 pandemic is continuing to impact the Company’s businesses. During the first quarter of fiscal 2022, the Company experienced lower net revenue compared to the first quarter of fiscal 2020 as it remained challenged by lower demand, temporary store closures and capacity restrictions. In light of the current environment, we continue to strategically manage expenses in order to protect profitability.

In late fiscal 2021, the Company incurred a new round of government-mandated temporary store closures, mostly in Europe. The number of temporarily closed stores ebbed and flowed during the first quarter of fiscal 2022 based on local conditions. The overall impact resulted in stores being closed for less than 20% of the total days during the first quarter of fiscal 2022, primarily in Europe and Canada. As of May 1, 2021, 80% of our stores were open, with the majority of closed stores located primarily in Europe and Canada. As of May 19, 2021, nearly 95% of our stores were open.

Dividend

The Company’s Board of Directors has approved a quarterly cash dividend of $0.1125 per share on the Company’s common stock. The dividend will be payable on June 25, 2021 to shareholders of record as of the close of business on June 9, 2021.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information and free cash flows. For the three months ended May 1, 2021 and May 2, 2020, the adjusted results exclude the impact of certain professional service, legal fees and related net credits, certain separation charges, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments as well as certain discrete income tax adjustments, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on May 27, 2021 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 1, 2021, the Company directly operated 1,041 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 539 additional retail stores worldwide. As of May 1, 2021, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s future outlook including with respect to the second quarter and full year of fiscal 2022; statements concerning the Company’s expectations, goals, future prospects, global cost reduction opportunities, longer-term operating margin expectations and profitability efforts, capital allocation plans, cash needs and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, and operating margins are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully implement or update information technology systems, including enhancing our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	May 1, 2021		May 2, 2020
	$	%	$	%

Product sales	$498,477	95.9%	$247,317	95.0%
Net royalties	21,525	4.1%	12,934	5.0%
Net revenue	520,002	100.0%	260,251	100.0%

Cost of product sales	308,444	59.3%	226,022	86.8%

Gross profit	211,558	40.7%	34,229	13.2%

Selling, general and administrative expenses	186,684	35.9%	143,288	55.0%
Asset impairment charges	441	0.1%	52,972	20.4%
Net (gains) losses on lease modifications	(2,145)	(0.4%)	456	0.2%

Earnings (loss) from operations	26,578	5.1%	(162,487)	(62.4%)

Other income (expense):
Interest expense	(5,926)	(1.1%)	(5,462)	(2.1%)
Interest income	374	0.1%	610	0.2%
Other expense, net	(2,701)	(0.6%)	(19,580)	(7.5%)

Earnings (loss) before income tax expense (benefit)	18,325	3.5%	(186,919)	(71.8%)

Income tax expense (benefit)	5,455	1.1%	(26,381)	(10.1%)

Net earnings (loss)	12,870	2.4%	(160,538)	(61.7%)

Net earnings (loss) attributable to noncontrolling interests	864	0.1%	(2,872)	(1.1%)

Net earnings (loss) attributable to Guess?, Inc.	$12,006	2.3%	$(157,666)	(60.6%)

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.19		$(2.40)
Diluted	$0.18		$(2.40)

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,035		65,715
Diluted	65,940		65,715

Effective income tax rate	29.8%		14.1%

Adjusted selling, general and administrative expenses[1]:	$185,606	35.7%	$142,825	54.9%

Adjusted earnings (loss) from operations[1]:	$25,952	5.0%	$(108,596)	(41.7%)

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$13,873	2.7%	$(118,913)	(45.7%)

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$0.21		$(1.81)

Adjusted effective income tax rate[1]:	28.0%		6.6%
______________________________________________________________________
1    The adjusted results for the three months ended May 1, 2021 and May 2, 2020 reflect the exclusion of certain professional service, legal fees and related net credits, certain separation charges, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments as well as certain discrete income tax adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense (benefit) for the three months ended May 1, 2021 and May 2, 2020 follows:

	Three Months Ended
	May 1, 2021	May 2, 2020

Reported GAAP selling, general and administrative expenses	$186,684	$143,288
Certain professional service, legal fees and related net credits[1]	(1,078)	(290)
Separation charges[2]	—	(173)

Adjusted selling, general and administrative expenses	$185,606	$142,825

Reported GAAP earnings (loss) from operations	$26,578	$(162,487)
Certain professional service, legal fees and related net credits[1]	1,078	290
Separation charges[2]	—	173
Asset impairment charges[3]	441	52,972
Net (gains) losses on lease modifications[4]	(2,145)	456

Adjusted earnings (loss) from operations	$25,952	$(108,596)

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$12,006	$(157,666)
Certain professional service, legal fees and related net credits[1]	1,078	290
Separation charges[2]	—	173
Asset impairment charges[3]	441	52,972
Net (gains) losses on lease modifications[4]	(2,145)	456
Amortization of debt discount[5]	2,781	2,599
Discrete tax adjustments[6]	147	(7,891)
Income tax impact from adjustments[7]	(435)	(9,846)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	1,867	38,753

Adjusted net earnings (loss) attributable to Guess?, Inc.	$13,873	$(118,913)

Reported GAAP income tax expense (benefit)	$5,455	$(26,381)
Discrete tax adjustments[6]	(147)	7,891
Income tax impact from adjustments[7]	435	9,846

Adjusted income tax expense (benefit)	$5,743	$(8,644)

Adjusted effective income tax rate	28.0%	6.6%
______________________________________________________________________
1    During the three months ended May 1, 2021 and May 2, 2020, the Company recorded certain professional service, legal fees and related net credits, which it otherwise would not have incurred as part of its business operations.
2    During the three months ended May 2, 2020, the Company recorded $0.2 million in separation-related charges mainly related to certain cash severance payments, partially offset by adjustments to non-cash stock-based compensation expense related to our former Chief Executive Officer resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure.
3    During the three months ended May 1, 2021 and May 2, 2020, the Company recognized asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the ongoing effects of the COVID-19 pandemic.
4    During the three months ended May 1, 2021 and May 2, 2020, the Company recorded net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.
5    The Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes.
6    During the three months ended May 1, 2021 and May 2, 2020, the discrete income tax adjustments related primarily to the impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
7    The income tax effect of certain professional service, legal fees and related net credits, separation charges, asset impairment charges, net (gains) losses on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 1, 2021	May 2, 2020	% change

Net revenue:
Americas Retail	$155,535	$74,584	109%
Americas Wholesale	45,430	25,875	76%
Europe	241,852	106,473	127%
Asia	55,660	40,385	38%
Licensing	21,525	12,934	66%
Total net revenue	$520,002	$260,251	100%

Earnings (loss) from operations:
Americas Retail	$20,274	$(36,673)	(155%)
Americas Wholesale	11,555	1,624	612%
Europe	4,198	(44,406)	(109%)
Asia	(1,808)	(22,777)	(92%)
Licensing	19,431	10,094	93%
Total segment earnings (loss) from operations	53,650	(92,138)	(158%)

Corporate overhead	(28,776)	(16,921)	70%
Asset impairment charges	(441)	(52,972)	(99%)
Net gains (losses) on lease modifications	2,145	(456)	(570%)
Total earnings (loss) from operations	$26,578	$(162,487)	(116%)

Operating margins:
Americas Retail	13.0%	(49.2%)
Americas Wholesale	25.4%	6.3%
Europe	1.7%	(41.7%)
Asia	(3.2%)	(56.4%)
Licensing	90.3%	78.0%

GAAP operating margin for total Company	5.1%	(62.4%)
Certain professional service, legal fees and related net credits	0.2%	0.1%
Separation charges	0.0%	0.0%
Asset impairment charges	0.1%	20.4%
Net (gains) losses on lease modifications	(0.4%)	0.2%
Adjusted operating margin for total Company	5.0%	(41.7%)

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	May 1, 2021			May 2, 2020	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$155,535	$(1,989)	$153,546	$74,584	109%	106%
Americas Wholesale	45,430	(1,191)	44,239	25,875	76%	71%
Europe	241,852	(18,212)	223,640	106,473	127%	110%
Asia	55,660	(3,444)	52,216	40,385	38%	29%
Licensing	21,525	—	21,525	12,934	66%	66%
Total net revenue	$520,002	$(24,836)	$495,166	$260,251	100%	90%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 1, 2021	January 30, 2021	May 2, 2020

ASSETS

Cash and cash equivalents	$395,128	$469,110	$419,415

Receivables, net	306,297	314,147	239,532

Inventories	404,851	389,144	392,490

Other current assets	67,907	60,123	58,961

Property and equipment, net	211,354	216,196	244,681

Restricted cash	233	235	213

Operating lease right-of-use assets	738,544	764,804	778,030

Other assets	253,695	252,109	213,430

Total assets	$2,378,009	$2,465,868	$2,346,752

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$17,917	$38,710	$160,501

Current operating lease liabilities	224,676	222,800	226,967

Other current liabilities	434,082	501,029	334,756

Long-term debt and finance lease obligations	86,724	68,554	94,804

Convertible senior notes, net	261,609	258,614	250,176

Long-term operating lease liabilities	632,574	662,657	659,947

Other long-term liabilities	139,285	144,004	128,878

Redeemable and nonredeemable noncontrolling interests	26,947	25,837	19,069

Guess?, Inc. stockholders’ equity	554,195	543,663	471,654

Total liabilities and stockholders’ equity	$2,378,009	$2,465,868	$2,346,752

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 1, 2021	May 2, 2020

Net cash used in operating activities	$(53,643)	$(61,553)

Net cash used in investing activities	(7,788)	(5,716)

Net cash provided by (used in) financing activities	(9,719)	210,083

Effect of exchange rates on cash, cash equivalents and restricted cash	(2,834)	(8,014)

Net change in cash, cash equivalents and restricted cash	(73,984)	134,800

Cash, cash equivalents and restricted cash at the beginning of the year	469,345	284,828

Cash, cash equivalents and restricted cash at the end of the period	$395,361	$419,628

Supplemental information:

Depreciation and amortization	$14,188	$17,024

Total lease costs (excluding finance lease cost)	$68,485	$77,500

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 1, 2021	May 2, 2020

Net cash used in operating activities	$(53,643)	$(61,553)

Less: Purchases of property and equipment	(9,139)	(5,973)

Less: Payments for property and equipment under finance leases	(1,791)	(921)

Free cash flow	$(64,573)	$(68,447)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of May 1, 2021
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	246	244	2	1	—	1
Canada	74	74	—	—	—	—
Central and South America	105	70	35	29	29	—

Total Americas	425	388	37	30	29	1

Europe and the Middle East	728	511	217	45	45	—
Asia and the Pacific	427	142	285	287	92	195

Total	1,580	1,041	539	362	166	196

	As of May 2, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	280	278	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	111	73	38	27	27	—

Total Americas	471	431	40	28	27	1

Europe and the Middle East	744	517	227	38	38	—
Asia and the Pacific	466	193	273	318	114	204

Total	1,681	1,141	540	384	179	205